Exhibit 10.1

WARRANT ASSIGNMENT, ASSUMPTION, EXCHANGE AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION, EXCHANGE AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of June 1, 2023, by and among Shandong Baoya New Energy Vehicle Co., Ltd., a company incorporated under the laws of the People’s Republic of China (the “Company”), Chijet Motor Company, Inc., a company formed in the Cayman Islands (“Pubco”), and Greentree Financial Group, Inc. (“Greentree Financial”), as the warrant holder. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, pursuant to a certain Services Agreement, dated February 15, 2022, between the Company and Greentree Financial, the Company issued Greentree Financial a Common Stock Purchase Warrant, dated as of February 15, 2022, governing the terms of the warrant (the “Warrant Agreement”), whereby the Company issued Greentree the right to purchase from the Company at any time after the Issue Date and before the Expiration Date five million (5,000,000) shares (the “Company Warrant”) of common stock of the Company at an exercise price of two dollars (US$2.00) per share (as adjusted from time to time as provided in Section 7 of the Warrant Agreement), (the “Exercise Price”);

WHEREAS, the Company’s parent entity, Chijet Inc., a Cayman Islands exempted company (“Chijet”), has entered into a Business Combination Agreement, dated as of October 25, 2022 (the “BCA”), by and among (i) Jupiter Wellness Acquisition Corp., a Delaware corporation (“SPAC”), (ii) Pubco, (iii) Chijet, (iv) Mu Hongwei, in the capacity as the Seller Representative thereunder, (v) Chijet Motor (USA) Company, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Merger Sub”), and (vi) the shareholders of Chijet named as Sellers therein (the “Sellers”) (the transactions contemplated by the BCA are referred to herein as the “Business Combination”);

WHEREAS, pursuant to the BCA, at the closing of the Business Combination (the “Closing”), the Sellers are transferring all of the issued and outstanding shares of the Company to Pubco in exchange for newly issued ordinary shares, par value $0.0001 per share, of Pubco (“Pubco Shares”);

WHERAS, prior to the date hereof, the holders of approximately eighty-five percent (85%) of the issued and outstanding share capital of the Company exchanged their shares of the Company for shares of Chijet (the “Chijet Reorg”);

WHEREAS, Section 7(a) of the Warrant Agreement provides that in the case of any Reorganization, whereby the Company shall not be the continuing or surviving entity, the Company shall ensure that the surviving entity in any Reorganization specifically assumes the Company’s obligations under the Warrant Agreement and that in the case of the Company reorganizing into a new entity for purposes of a U.S. equity listing, then Greentree Financial would be entitled to swap or exchange the Company Warrant into a substantially equivalent warrant in the entity to be listed at any time after the consummation or upon effective date of such Reorganization; and

WHEREAS, the parties hereby agree that in recognition of the Chijet Reorg and the contemplated Closing of the Business Combination, it is necessary and appropriate for the Company to swap, exchange, assign and transfer to Pubco, and for Pubco to exchange with and assume from the Company, all of the Company’s rights and obligations under the Company Warrant and the Warrant Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment, Assumption, Exchange of Warrant Agreement. The Company hereby agrees to exchange with Pubco and thereby assigns to Pubco all of Company’s right, title and interest in and to the Warrant Agreement constituting an equivalent warrant of Pubco (as amended hereby) and Pubco hereby exchanges, assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Company’s liabilities and obligations under the Warrant Agreement (as amended hereby), in each case, effective upon the Closing. As a result of the preceding sentence, effective upon the Closing, each Company Warrant shall automatically cease to represent a right to acquire common stock or other equity securities of the Company and shall instead be substituted and exchange to represent a right to subscribe for Pubco Shares pursuant to the terms and conditions of that Warrant Agreement (as amended hereby) (such warrant to purchase Pubco Shares, the “Pubco Warrant”). Pubco consents to payment of the Exercise Price upon an exercise of such Pubco Warrant for Pubco Shares in accordance with the terms of the Warrant Agreement. For the avoidance of doubt, the number of Warrant Shares and Exercise Price will not be adjusted for the Chijet Reorg or the Business Combination, and the parties agree that the number of Warrant Shares as of the Closing will be 5,000,000 Pubco Shares, and the Exercise Price for the Pubco Shares as of the Closing will be US$2.00 per share.

2. Consent. Greentree Financial hereby consents to Section 1 hereof, effective upon the Closing, and to the continuation of equivalent terms of the Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.

3. Replacement Instruments. As of the Closing, all outstanding instruments evidencing Company Warrants shall automatically be deemed to evidence Pubco Warrants reflecting the adjustment to the terms and conditions described herein and in Section 7(a) of the Warrant Agreement. Following the Closing, upon request by any holder of a Pubco Warrant, Pubco shall issue a new certificate for such Pubco Warrant to the holder thereof.

4. Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 11(c) thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:

(a)	Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Company Warrant to: (i) the “Company” shall mean Pubco; (ii) “Common Stock” or “shares” shall mean the Pubco Shares; (iii) the “Board of Directors” or any committee thereof shall mean the board of directors of Pubco or any committee thereof.

(b)	Section 10 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are (a) delivered if delivered in person or (b) sent, if sent by email; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to Pubco:

Chijet Motor Company, Inc.

No. 8, Beijing South Road

Economic & Technological Development Zone

Yantai, Shandong, CN-37 264006

People’s Republic of China

Attn: Xinjian Wang

with a copy in each case (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, U.S.A.

Attn: Barry I. Grossman, Esq.

          Matthew A. Gray, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

            mgray@egsllp.com

If to Greentree Financial:

Greentree Financial Group, Inc.

7951 S.W. 6th Street, Suite 216 Plantation, Florida 33324

Email Address:

Attn: R. Chris Cottone

(c)	Section 11(a) of the Warrant Agreement is hereby amended by deleting the first two sentences of such Section.

(d)	Section 11(f) of the Warrant Agreement is hereby amended to add the following at the end of such Section: “All dollar amounts herein are expressed in United States dollars. If any day on or before which any action or notice is required to be taken or given hereunder is not a business day, then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a business day. As used herein, the term “business day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Beijing, PRC are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Beijing, PRC are generally open for use by customers on such day.”

5. Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

6. Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

7. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

8. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

9. Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as a deed as of the day and year first above written.

Greentree Financial:

GREENTREE FINANCIAL GROUP, INC.

By:	/s/ R. Chris Cottone
Name:	R. Chris Cottone
Title:	Vice President

Pubco:

CHIJET MOTOR COMPANY, INC.

By:	/s/ Hongwei Mu
Name:	Hongwei Mu (慕宏伟)
Title:	Director

The Company:

SHANDONG BAOYA NEW ENERGY VCHICLE CO., LTD.

By:	/s/ Jiannong Zhang
Name:	Jiannong Zhang
Title:	Chairman

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]